SPARTAN MOTORS, INC. 1541 Reynolds Road Charlotte, MI 48813 USA
www.spartanmotors.com
p 517.543.6400
f 517.543.5403

May 31, 2019

Mr. Todd A. Heavin
1950 Oak Pointe Drive
Rochester Hills, MI 48306

Dear Todd,

On behalf of Spartan Motors, Inc., (the "Corporation" or "Company") we would be pleased if you would join our Spartan Motors team.

This letter is to confirm an offer of employment with Spartan Motors, Inc. in the position Chief Operating Officer, reporting to Daryl Adams, President and Chief Executive Officer.

The following outlines the components of our offer of employment:

1. Your bi-weekly base salary will be $13,461.54 which annualized equals $350,000.

2. You are approved to participate in the Spartan Motors, Inc, Leadership Team Compensation Plan (the "Plan"), for the current performance year. Participation in one performance year does not guarantee participation in a subsequent performance year, as the Plan is discretionary as approved by the President and Chief Executive Officer. There are two sub-elements of the Plan as set forth below:

a. Annual Incentive Compensation Element of the Plan - This incentive bonus is based upon the Corporation's overall financial performance, and performance relative to operational objectives. The target level for this bonus in your position (Tier 1) is 60% of your annual base salary. The actual payout depends on the company's financial performance and your individual achievement of goals and objectives.

b. Long Term Incentive Compensation Element of the Plan - The target level for this bonus in your position is 100% of your annual base salary. Discretionary equity awards are to be granted by the Spartan Motors Board of Directors on an annual basis. Performance Share Units (PSU's) and Restricted Stock Units (RSU's) grants are awarded solely within the discretion of the Spartan Motors Board, and are not guaranteed. These grants are subject to the terms of the Plan. This stock will be fully vested in a three (3) year period; subject, in the case of PSUs, to the Corporation meeting the financial objectives set forth in the Plan.

3. You will receive a sign-on bonus of 20,000 restricted shares of Spartan Motors stock which will be granted at the usual and customary grant date on or around March 30. These shares will be subject to pro-rata vesting; these three tranches will vest 33% per year for the following three

(3) years. In order to receive each tranche of restricted shares, you must be employed at the time of vesting.

4. You will receive four (4) weeks of vacation annually. Spartan Motors' vacation accrual starts on January 1, and ends on December 31, of the calendar year. You will accrue at 3.08 hours per week. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for unused vacation.

5. You will receive additional executive benefits, including the MDVIP physicians concierge program as well as additional life, death & disability plans.

6. You will also be eligible for our medical benefits upon your date of hire. Spartan Motors offers one PPO plan and two different High Deductible Plan HSAs. There are also dental and vision plans available separate from the health plan offerings.

7. You will also be automatically enrolled at 3% in the Spartan Motors Retirement Plan, a 401(k) Plan, the first day of the month following sixty (60) days of employment. Spartan Motors matches 50% of the associate's contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over, information can be obtained from our Human Resources Department.

8. You will have the right to participate in the Spartan Motors Management Severance Plan which will provide for a twelve (12) month severance. You will be provided with details of the plan after hire.

This is not an employment contract. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this offer. If you agree to the terms of this offer and commence employment, a contract of employment is not created. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete outline of your offer between you and the Company regarding employment. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time (subject to your rights hereunder in any such event), the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board.

By signing this offer, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full-time employee of the Company, you will abide by your duty of loyalty to the Company and will devote your full-time energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable and community activities, provided such devotion of time does not materially interfere with your service to the Company.

SPARTAN MOTORS, INC. 1541 Reynolds Road Charlotte, MI 48813 USA
www.spartanmotors.com
p 517.543.6400
f 517.543.5403

As we discussed, all of these elements of your offer are subject to you beginning your employment with Spartan Motors on a mutually agreeable date.

Spartan Motors has a Confidentiality Agreement and background check form that will require your signature and this offer is pending the results of this check.

Due to your role within Spartan Motors, your employment will be conditioned upon your signing a standard non-compete agreement.

The final terms of your employment shall be subject to the advance approval of the Spartan Motors Board of Directors.

Spartan Motors, Inc. is a drug-free workplace and tobacco-free campus. In support of these initiatives, you will be subject to random drug testing during the first year of your employment.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerning this letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly, in anticipation of your acceptance of this offer, we wish you every success as you join the Spartan Motors team.

Sincerely,

6/17/19

By: Thomas C. Schultz
Its: Chief Administrative Officer
SPARTAN MOTORS, INC

Acknowledged and agreed to the 17TH day of JUNE, 2019.

Signature